Exhibit 10.1

TERMINATION AND RELEASE AGREEMENT

TERMINATION AND RELEASE AGREEMENT, dated as of September 7, 2010 (this “Agreement”), among Comtech Telecommunications Corp., a Delaware corporation (“Parent”), Angels Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and CPI International, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, the “Parties”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger, dated as of May 8, 2010 (the “Merger Agreement”), pursuant to which Merger Sub was to be merged with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, the Parties have mutually agreed to terminate the Merger Agreement.

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously approved such Party entering into this Agreement and declared it advisable for such Party to enter into this Agreement.

WHEREAS, the Company Board has unanimously (i) determined that it is advisable and in the best interest of the Company and its stockholders to enter into this Agreement and (ii) approved the execution, delivery and performance by the Company of this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Merger Agreement.

ARTICLE II

TERMINATION AND PAYMENT

Section 2.1    Termination of Merger Agreement. Subject to the terms and conditions of this Agreement, effective immediately, the Parties hereby terminate the Merger Agreement and abandon the Merger by mutual consent pursuant to Section 9.1 of the Merger Agreement.  As a result of such termination, the Merger Agreement is henceforth void and of no effect, without any liability on the part of any party thereto or its Affiliates, directors, officers or stockholders; provided, however, that the provisions of Section 7.5(e) of the Merger Agreement shall survive such termination.

Section 2.2    Payment by the Company.  Simultaneously with the execution of this Agreement, the Company is paying to Parent an amount in cash equal to Fifteen Million U.S. Dollars ($15,000,000) (the “Payment”) in immediately available funds (pursuant to the written instructions previously provided to the Company by Parent).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that: (a) the Company has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including approval of the Company Board; and (iii) this Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 3.2    Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub, jointly and severally, represent and warrant to the Company that: (i) each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval of each of their respective boards of directors; and (iii) this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

ARTICLE IV

RELEASES AND COVENANT NOT TO SUE; INDEMNIFICATION

Section 4.1    Company Release. Effective upon the (i) execution of this Agreement by all Parties, and (ii) payment of the Payment by the Company as provided by Section 2.2 above, the Company, for itself and for each of its officers, directors, employees, predecessor entities, subsidiaries, divisions, attorneys, insurers, agents, successors and assigns and Affiliates (“Company Releasing Parties”), hereby fully, completely, finally, and forever releases and discharges Parent and Merger Sub and their respective past and present officers, directors, and employees, as well as the heirs, executors, Affiliates, administrators, attorneys, accountants, investment bankers, financial or investment advisors, commercial bankers, insurers and co-insurers, predecessors, successors, agents, and assigns of any of them (collectively, “Parent Released Persons”) from any and all claims, debts, rights, actions, causes of action, liabilities, demands and charges of whatever nature, known or unknown, without regard to the subsequent discovery or existence of different or additional facts, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, at law or in equity, arising out of, or relating to the Merger Agreement or the transactions contemplated thereby, including any claim relating to the termination of the Merger Agreement, the Payment, and any acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby (the “Company Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release either Parent or Merger Sub from its respective obligations under this Agreement or the Confidentiality Agreement.

Section 4.2    Parent Party Releases. Effective upon the (i) execution of this Agreement by all Parties, and (ii) payment of the Payment by the Company as provided by Section 2.2 above, Parent and Merger Sub, for themselves and for each of its officers, directors, employees, predecessor entities, subsidiaries, divisions, attorneys, insurers, agents, successors and assigns and Affiliates (“Parent Releasing Parties”), hereby fully, completely, finally, and forever releases and discharges the Company and its past and present officers, directors, and employees, as well as the heirs, executors, Affiliates, administrators, attorneys, accountants, investment bankers, financial or investment advisors, commercial bankers, insurers and co-insurers, predecessors, successors, agents, and assigns of any of them (collectively, “Company Released Persons”) from any and all claims, debts, rights, actions, causes of action, liabilities, demands and charges of whatever nature, known or unknown, without regard to the subsequent discovery or existence of different or additional facts, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, at law or in equity, arising out of, or relating to the Merger Agreement or the transactions contemplated thereby, including any claim relating to the termination of the Merger Agreement, the Payment, and any acts, omissions, disclosures or communications related to the Merger Agreement or the transactions contemplated thereby (the “Parent Released Claims”); provided that, for the avoidance of doubt, nothing contained herein shall be deemed to release the Company from its respective obligations under this Agreement, including with respect to its payment obligation in Section 2.2 above, or the Confidentiality Agreement.

Section 4.3    Release and Waiver of Known and Unknown Claims by the Parties

In granting the releases herein, the Parties acknowledge that they have read California Civil Code § 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR
AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR
HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT
WITH THE DEBTOR.

The Parties agree that each of them shall have, with respect to all Company Released Claims and all Parent Released Claims, respectively, waived the provisions, rights and benefits of California Civil Code §1542.  The Parties further agree that they each shall be deemed to have, with respect to all Company Released Claims and all Parent Released Claims, respectively, waived any and all provisions, rights and benefits conferred by any law of any jurisdiction, state or territory of the United States (including but not limited to Delaware), or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542.  The Parties agree and acknowledge that they may hereafter discover facts in addition to or different from those which any Party now knows or believes to be true with respect to the Company Released Claims and the Parent Released Claims, respectively, but the Parties agree that they each shall be deemed to have fully, finally, and forever settled and released any and all of the Company Released Claims and any and all of the Parent Released Claims, respectively, whether known or unknown, suspected or unsuspected, contingent or non-contingent, accrued or unaccrued, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future.  The Parties acknowledge that the foregoing waivers were separately bargained for and are key elements of this agreement of which the releases and waivers are a part.

Section 4.4    Covenant Not to Sue. Other than any action or proceeding necessary to enforce the terms of this Agreement, none of the Parties hereto shall encourage, solicit, initiate, institute, commence, continue, file, or otherwise further prosecute, whether directly or indirectly, or through third parties, any lawsuit, cause of action, claim, demand, or legal proceeding, for or arising out of or relating to any Company Released Claims or Parent Released Claims against any Party or any Parent Released Person or Company Released Person, respectively.

Section 4.5    Litigation Cooperation.  From and after the date hereof, the Parties shall reasonably maintain and provide information to and reasonably cooperate with one another with respect to any and all litigation regarding the Merger Agreement or this Agreement, including but not limited to the lawsuit filed by Continuum Capital, purportedly on behalf of itself and similarly situated holders of Company common stock, in California Superior Court for the County of Santa Clara. This shall include, but is not necessarily limited to, attending depositions, trials or hearings with reasonable prior notice (without the necessity of a subpoena or personal service by any Party to another Party); providing any relevant documents and other tangible things requested by another Party; not objecting to reasonable efforts by another Party to obtain relevant documents or other discovery; and protecting, preserving and maintaining records and correspondence held by the Parties' senior executives and directors with respect to the Merger Agreement and this Agreement; provided, however, that nothing in this Section 4.5 shall require any Party to provide any document or information that (i) is the subject of such Party’s obligation of confidentiality to a third party, or (ii) that is subject to the attorney-client privilege.

ARTICLE V

MISCELLANEOUS

Section 5.1    Publicity. Immediately following the execution and delivery of this Agreement, Parent and Company shall issue a joint press release announcing the execution of this Agreement substantially in the form of Exhibit A to this Agreement.

Section 5.2    Non-Disparagement.  The Parties shall not, and shall not authorize any other Person to, make negative comments or otherwise disparage any other Party or its directors, officers, employees or products in any manner that would reasonably be expected to be harmful to the business, business reputation or personal reputation of such other Party, or any of its directors, officers or employees.  The foregoing shall not be violated by truthful statements (i) in response to legal process, required governmental testimony or filings, (ii) necessary with respect to any administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (iii) necessary to rebut any untrue public statements made by another Party, or (iv) made as good faith competitive statements in the ordinary course of business.  The restrictions set forth in this Section 5.2 shall apply for a period of three years from and after the date hereof.

Section 5.3    Evaluation Material.  In accordance with the provisions of paragraph 6 of the Confidentiality Agreement, Parent shall, and shall cause its Representatives (as defined in the Confidentiality Agreement) to, promptly destroy or deliver to the Company all of the Evaluation Material (as defined in the Confidentiality Agreement), including, without limitation, all copies (in any form whatsoever), reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the Company or any of its Representatives.  Parent shall promptly confirm in writing that all of the Evaluation Material has been destroyed or delivered to the Company; provided, however, Parent and its Representatives shall be entitled to retain records constituting Evaluation Material to the extent such records are reasonably determined by them to be required in connection with any pending litigation; provided, further all such Evaluation Material so retained shall be promptly returned to the Company or destroyed following the termination of such litigation. Notwithstanding the foregoing, Parent and its Representatives shall continue to be bound by the obligations of confidentiality and other agreements under the Confidentiality Agreement.

Section 5.4    Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

Section 5.6    Notices. Any notice hereunder shall be delivered in accordance with Section 10.8 of the Merger Agreement.

Section 5.7    Entire Agreement; Assignment. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be assigned by any of the Parties by operation of law or otherwise.

Section 5.8    Payment of Expenses.  Each Party hereto shall pay its own expenses incident to preparing for, entering into, and performing its obligations under, this Agreement.

Section 5.9    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.10    No Third-Party Beneficiaries. Each Party hereto acknowledges and agrees that each of the non-party Released Persons are express third party beneficiaries of the releases of such non-party Released Persons contained in Sections 4.1, 4.2 and the covenants not to sue contained in Section 4.4 of this Agreement and are entitled to enforce rights under such sections to the same extent that such non-party Released Persons could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third party beneficiaries to this Agreement, and this Agreement is not otherwise intended to and shall not otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 5.11    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 5.12    Interpretation. For purposes of this Agreement:

(a) Unless otherwise specified, all references in this Agreement to Articles and Sections shall be deemed to refer to Articles and Sections to this Agreement.

(b) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c) The words "include," includes" and "including," when used herein shall be deemed in each case to be followed by the words "without limitation."

(d) The Parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 5.13    Jurisdiction; Enforcement.

(a) Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereby irrevocably submit, for itself and in respect to its properties, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby. Each of the Parties hereto hereby consents to and grants any such court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.8 of the Merger Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the Parties hereto hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from any such a Delaware state or federal court, as a defense, counterclaim or otherwise, in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.13, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the suit, action or proceeding is not maintainable in such court, (C) the venue of such suit, action or proceeding is improper or inappropriate and (D) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

CPI INTERNATIONAL, INC.

By: /s/ O.J. Caldarelli
Name:         O. J. Caldarelli
Title:           Chief Executive Officer

COMTECH TELECOMMUNICATIONS CORP.

By: /s/ Fred Kornberg
Name:         Fred Kornberg
Title:           Chief Executive Officer

ANGELS ACQUISITION CORP.

By: /s/ Fred Kornberg
Name:         Fred Kornberg
Title:           Chief Executive Officer

Exhibit A

COMTECH AND CPI INTERNATIONAL ANNOUNCE
TERMINATION OF MERGER AGREEMENT

Melville, N.Y. and Palo Alto, Calif. — September 7, 2010 — Comtech Telecommunications Corp. (Nasdaq: CMTL) and CPI International, Inc. (Nasdaq: CPII) today announced that, effective as of September 7, 2010, they have terminated the Agreement and Plan of Merger, dated May 8, 2010, among Comtech, Angels Acquisition Corp., a wholly owned subsidiary of Comtech, and CPI.  The termination was by mutual agreement of the companies and was unanimously approved by the boards of directors of both Comtech and CPI.  As part of the termination, Comtech has received a termination fee of $15 million from CPI, and Comtech and CPI exchanged mutual general releases.  Comtech and CPI will remain independent, publicly held companies.

About Comtech Telecommunications Corp.
Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. Comtech believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. Comtech conducts business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. Comtech sells products to a diverse customer base in the global commercial and government communications markets. Comtech believes it is a leader in the market segments that it serves.

About CPI International, Inc.
CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.